EXHIBIT 99.2

Fluor Corporation's Spin Off Completed

ALISO VIEJO, Calif., Nov. 30 /PRNewswire/ -- Fluor Corporation (NYSE: FLR) today announced that its shareholders and board of directors have declared the special dividend distribution which separates Fluor into two publicly traded companies.

The spin off transaction was approved by Fluor's shareholders at a special meeting today in Aliso Viejo. As a result of the spin off, shareholders of record of existing Fluor, at the close of business on the distribution record date of Nov. 30, will receive one share of "new" Fluor for each share of existing Fluor stock and will retain their shares in existing Fluor, which is being renamed Massey Energy Company. The "new" Fluor shares will be deliverable Dec. 21.

Massey Energy Company, which will trade on the New York Stock Exchange under the symbol "MEE," will continue to conduct the coal business and related operations of A.T. Massey Coal. For its fiscal year ended Oct. 31, 2000, these operations had revenues of $1.09 billion and total assets of $2.1 billion.

The "new" Fluor shares, which will trade on the New York Stock Exchange under the symbol "FLR," will represent all of Fluor's existing business except the coal business and related operations of A.T. Massey Coal. The shares of "new" Fluor will trade on a "when, as, and if issued" basis under the symbol "FLR WI," until December 22, when they will trade under "FLR" on a "regular way delivery" basis.

With fiscal 2000 revenues from continuing operations of $10 billion, Fluor Corporation provides services on a global basis in the fields of engineering, procurement, construction, maintenance, operations, project management, and business services.

The company, in a news release on Nov. 28, detailed the New York Stock Exchange's plans for trading in the related securities between Dec. 1 and Dec. 21.

For more information please contact Keith Karpe, Media Relations, 949-349-7661, or Lila Churney, Investor Relations, 949-349-5375, fax, 949-349-5375, both of Fluor Corporation.

SOURCE Fluor Corporation

CONTACT: Keith Karpe, Media Relations, 949-349-7661, or Lila Churney, Investor Relations, 949-349-3909, fax, 949-349-5375, both of Fluor Corporation